Exhibit 99.1

ARES CAPITAL CORPORATION INCREASES REVOLVING FUNDING FACILITY

Upsize of $100 Million Brings Total Facility to $500 Million

NEW YORK, NY—October 14, 2011—Ares Capital Corporation (NASDAQ:  ARCC) announced today that its indirect wholly owned subsidiary, Ares Capital CP Funding LLC (“CP Funding”), increased its revolving funding facility (the “Facility”) provided by Wells Fargo Bank, National Association from $400 million to $500 million.  The other terms of the Facility generally remain unchanged, including the maturity date, which is January 18, 2016, and the stated interest rate, which is based on one-month LIBOR (with no floor) plus a spread that is determined under a pricing grid depending upon Ares Capital’s credit ratings.  The currently effective LIBOR spread is 2.75%.

In addition to this $500 million Facility, Ares Capital has an $810 million Revolving Credit Facility, for total revolving debt capacity of approximately $1.3 billion, subject to borrowing base and leverage restrictions.

“Once again, we appreciate our strong partnership with Wells Fargo and its support of our business by increasing our revolving funding facility,” commented Michael Arougheti, President of Ares Capital.  “The increased size of this five-year facility provides us with additional financial flexibility and the opportunity for future growth at a time when the market for investment opportunities has become increasingly attractive.”

About Ares Capital Corporation

Ares Capital is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940.  With offices in Atlanta, Chicago, Los Angeles, New York and Washington, D.C., Ares Capital is a specialty finance company that provides integrated debt and equity financing solutions to U.S. middle-market companies. Ares Capital invests primarily in first- and second-lien loans and mezzanine debt, which in some cases includes an equity component.  To a lesser extent, Ares Capital also makes equity investments.  Ares Capital is externally managed by Ares Capital Management LLC, a wholly owned subsidiary of Ares Management LLC, a global alternative asset manager and a Securities and Exchange Commission registered investment adviser.  As of June 30, 2011, Ares Management LLC had approximately $41 billion of committed capital under management.  For more information, visit www.arescapitalcorp.com.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and condition may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital Corporation’s filings with the Securities and Exchange Commission. Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein.

Ares Capital Investor Contact:

Carl G. Drake

(404) 814-5204